EXHIBIT 99.1
KUDELSKI GROUP COMPLETES ACQUISITION OF CONTROLLING INTEREST IN OPENTV CORP.
Cheseaux, Switzerland and San Francisco, Calif., January 16, 2007 - Kudelski Group (SWX Swiss Exchange: KUD.VX), a global leader in content protection and related digital television technologies, announced today that it closed its previously announced stock purchase transaction with Liberty Media Corporation (NASDAQ: LINTA, LCAPA) and has acquired voting control of OpenTV Corp. (NASDAQ GM: OPTV), a leading provider of solutions for the delivery of digital and interactive television. OpenTV will continue to maintain its listing on the NASDAQ Global Market. The transaction aligns two global digital television technology leaders who, together, will be able to deliver fully integrated products and solutions to the world’s digital TV operators, spanning conditional access software, middleware, interactive applications, and advertising. At the same time, the transaction enables both companies to continue operating independently, supporting efforts to serve some customers on a standalone basis as their requirements dictate.
In connection with the transaction, Joseph Deiss, Lucien Gani, Alan A. Guggenheim, André Kudelski, Mercer Reynolds, Pierre Roy and Claude Smadja were appointed to serve on OpenTV’s Board of Directors, and Robert R. Bennett, Anthony G. Werner and Michael Zeisser resigned from OpenTV’s Board of Directors.
About the Kudelski Group
The Kudelski Group (SWX: KUD.VX), is a world leader in digital security. Its technologies are used in a wide range of applications requiring access control and rights management, whether for securing transfer of information (digital television, broadband Internet, video-on-demand, interactive applications, etc.) or to control and manage access of people or vehicles to sites and events. The Kudelski Group is headquartered in Cheseaux-sur-Lausanne, Switzerland. For more information, please visit www.nagra.com.
About Open TV
OpenTV is one of the world’s leading providers of solutions for the delivery of digital and interactive television. The company’s software has been integrated in over 73 million digital set-top boxes around the world. The software enables enhanced program guides, video-on-demand, personal video recording, enhanced television, interactive shopping, interactive and addressable advertising, games and gaming and a variety of consumer care and communication applications. For more information, please visit www.opentv.com.
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Contacts:

Barbara Cassidy	Brian Schaffer
OpenTV	Brainerd Communicators, Inc.
+1 415-962-5000	+1 212-986 6667
barbara.cassidy@opentv.com	schaffer@braincomm.com

Santino Rumasuglia	Anne-Sophie Schlachter
Kudelski Group	Kudelski Group
+41 21 732 01 24	+41 21 732 07 38
santino.rumasuglia@nagra.com	anne-sophie.schlachter@nagra.com